EXHIBIT 99.1

LOS ANGELES—(BUSINESS WIRE)—March 26, 2003—K2 Inc. (NYSE: KTO) today announced completion of its merger with Rawlings Sporting Goods Company, Inc. (Nasdaq: RAWL), creating a leadership company in branded consumer sporting goods and recreational products. Earlier today, shareholders of both companies met separately to approve the merger, the final step in consummating the transaction for which all regulatory reviews and customary closing conditions have been met.

Under terms of the stock-for-stock merger, Rawlings becomes a wholly owned subsidiary of K2, and each share of Rawlings’ approximately 8.1 million common shares outstanding will be converted into 1.080 shares of K2 common stock. The combined company will have approximately 26.7 million common shares outstanding. The transaction is expected to be accretive to K2’s earnings within the first 12 months.

With Rawlings, K2 holds the leading market positions in the United States in baseball equipment, in addition to its leadership position in fishing equipment, personal flotation devices, in-line skates and skis. K2 is also second largest manufacturer of snowboards.

“This merger creates for our shareholders a powerful competitor with enhanced financial resources and increased aggregate brand strength in the highly fragmented sporting goods industry,” said Richard J. Heckmann, K2’s chairman and chief executive officer. “With Rawlings, K2 gains a strong foothold in the $1.3 billion team sports equipment segment, which we believe represents a premier platform for growth and also provides important diversification to our well-established individual sports brands.”

Heckmann added: “The K2 and Rawlings merger brings our company a broadened product line of leading brands that will enhance our marketing presence at the consumer level. At a time when large retailers are looking for their suppliers to be stronger partners, our combined management teams with seasoned expertise in marketing, product development, manufacturing and distribution significantly enhances K2’s importance to these retailers. Concurrently, we see these strengths affording our combined company important synergies that will accelerate growth and enhance profitability.”

Stephen M. O’Hara, Rawlings’ chief executive officer, said: “We welcome completion of this merger, and look forward to building on our combined assets to create greater value for our stockholders. Together, Rawlings and K2 have the market positioning, aggregate product strength and financial resources to capitalize on the growth opportunities in our exciting markets.”

K2 has received approval from the New York Stock Exchange to list the K2 common stock newly issued in the merger. Trading of Rawlings common shares on the NASDAQ National Market will cease concurrent with the closing of the merger transaction.

Rawlings, a 120-year-old icon in sports equipment, holds a legendary position in baseball history for its introduction early last century of a then-revolutionary baseball glove. Today, more than half of all Major League Baseball players use a Rawlings glove, and Rawlings is the official baseball of Major League Baseball, Minor League Baseball and the NCAA College World Series. The company also manufactures, markets and supplies bats, uniforms, basketballs and other sporting equipment for professional, collegiate and recreational use throughout the U.S. as well as in many countries around the world.

K2 Inc. is a leading designer, manufacturer and marketer of brand name sporting goods and recreational products. The company’s sporting goods and recreational products include well-known names such as K2 and Olin alpine skis, K2, Ride and Morrow snowboards, boots and bindings, K2 in-line skates, Stearns sports equipment, Shakespeare and Pflueger fishing tackle, K2 bikes, and Dana Design backpacks. K2’s other recreational products include Planet Earth apparel, Adio skateboard shoes and Hilton corporate casuals. K2’s products also include Shakespeare extruded monofilaments and marine antennas.

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the K2’s ability to successfully integrate the two companies, global economic conditions, product demand, financial market performance, and other risks described in the company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. [GRAPHIC REMOVED HERE]

Contact:

K2 Inc.

John J. Rangel, 323/890-5830

or

PondelWilkinson MS&L

Cecilia Wilkinson/Angie Yang, 323/866-6060

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